Exhibit C

                                    GPU, Inc.
                  300 Madison Avenue, Morristown, NJ 07962-1911


                                   Certificate
                                   -----------


        Pursuant to the requirements of Rule 58 of the Public Utility Holding Company Act of 1935, the undersigned certifies that:

               A conformed copy of the publicly available quarterly report on Form U-9C-3, for the period ended September 30, 1997, was filed with the state commissions having jurisdiction over the electric retail rates of GPU's public utility subsidiary companies. The names and addresses of these state commissions are as follows:

                   New Jersey Division of Energy
                   Board of Public Utilities
                   Two Gateway Center
                   Newark, NJ 07102

                   Commonwealth of Pennsylvania
                   Public Utility Commission
                   P.O. Box 3265
                   Harrisburg, PA 17105-3265






March 26, 1998
                                            By /s/ P. R. Chatman
                                               --------------------
                                               P. R. Chatman,
                                               Assistant Comptroller -
                                               GPU Service, Inc.




Note: Pennsylvania Electric Company ("Penelec") is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 3,700 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.